Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority, Inc.	203-222-9013
720-475-2293

SPORTS AUTHORITY ANNOUNCES THIRD QUARTER 2005 RESULTS

Reports Diluted EPS of $0.13 vs. $0.01 last year, excluding integration costs

Comparable Store Sales Increase of 1.2%

Englewood, CO, November 17, 2005– The Sports Authority, Inc. (NYSE:TSA), today announced results for its third fiscal quarter ended October 29, 2005.

•      Diluted EPS of $0.13 vs. previous guidance of $0.09 and $0.01 for last year, excluding integration costs

•      Comparable store sales increase of 1.2%

•      Merchandise inventories reduced $52.3 million (-8.3% on a per square foot basis) vs. third quarter last year

•      Long-term debt reduced $70.2 million vs. third quarter last year

Net income for the third quarter was $3.5 million, or $0.13 per diluted share, compared with a net loss of $2.8 million, or $0.11 per diluted share, including merger integration costs, in the prior year’s third quarter. Excluding the effect of after-tax merger integration costs of $2.9 million, or $0.11 per diluted share, net income for the prior year’s third quarter was $0.2 million, or $0.01 per diluted share.

Total sales for the third quarter were $560.0 million compared with $545.0 million in the prior year’s third quarter, an increase of $15.0 million, or 2.8%. Third quarter comparable store sales for the Company increased 1.2%.

Net income for the 39 weeks ended October 29, 2005 was $25.6 million, or $0.96 per diluted share, compared with net income of $8.2 million, or $0.31 per diluted share, including merger integration costs, in the prior year’s comparable period. Excluding the effect of after-tax merger integration costs of $13.3 million, or $0.50 per diluted share, net income for the prior year’s 39 weeks was $21.4 million, or $0.81 per diluted share.

Total sales for the 39 weeks ended October 29, 2005 were $1.77 billion compared with $1.72 billion in the prior year’s comparable period, an increase of $46.0 million, or 2.7%. Comparable store sales for the 39 weeks ended October 29, 2005 increased 1.0%.

The Company opened five stores during the third quarter to arrive at a total number of stores in operation as of October 29, 2005 of 397 stores in 45 states.

Doug Morton, Chief Executive Officer commented, “Our ability to exceed earnings expectations for the third quarter was driven by significant improvements in merchandise gross margins along with well controlled expenses.  Our top-line benefited from strong sales of active apparel, fitness, golf, ski apparel, and team sports. We are also pleased with our progress in reducing merchandise inventories and long-term debt”.

Mr. Morton concluded, “We continue to focus on the initiatives we implemented during the year including: re-branding the store base in several major markets, implementing new merchandising and supply chain initiatives, enhancing our marketing and advertising, reducing one-time promotional events and continuing our remodel program. As we enter the important holiday season, we remain committed to successfully executing our business plan and driving increased shareholder value.”

Guidance for Fiscal Year 2005

For the fourth quarter of fiscal 2005, the Company is forecasting comparable store sales of 1% to 2% and total sales of $730.0 to $740.0 million.  The Company is comfortable with the current analyst consensus estimate of $1.07 per diluted share.  The Company expects to open two new stores, relocate one store, and close two stores during the quarter.

For fiscal year 2005, the Company is forecasting comparable store sales to increase approximately 1% and diluted EPS of $2.03, based on an estimated 26.7 million diluted shares outstanding. The Company expects to open thirteen new stores, relocate four stores and close eight stores during the year.

Non-GAAP Financial Measures

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs we believe appropriate to enhance an overall understanding of our financial performance (see income statement tables following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results.  These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of October 29, 2005, The Sports Authority operated 397 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates “The Sports Authority” stores in Japan under a licensing agreement.

 (tables to follow)

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things,, rapidly changing accounting rules, regulations and interpretations, the competitive environment in the sporting goods industry in general and in the specific market areas of the Company, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies’ specific market areas and unseasonable weather. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

The Sports Authority, Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Net sales	$559,977	$545,041	$1,768,242	$1,722,107
Cost of goods sold, buying, and occupancy	404,645	398,677	1,278,003	1,248,120
Gross profit	155,332	146,364	490,239	473,987
Gross profit %	27.7%	26.9%	27.7%	27.5%
Operating expenses:
Selling, general and administrative expenses	143,154	139,353	430,269	422,235
Selling, general and administrative expenses %	25.6%	25.6%	24.3%	24.5%
Integration costs	—	4,774	—	21,750
Store pre-opening expenses	1,344	1,562	2,522	3,243
Operating income	10,834	675	57,448	26,759
Non-operating income (expense):
Interest	(5,908)	(5,522)	(16,750)	(14,648)
Other income	798	341	1,664	1,284
Income (loss) before income taxes	5,724	(4,506)	42,362	13,395
Income tax (expense) benefit	(2,261)	1,753	(16,733)	(5,228)
Net income (loss)	$3,463	$(2,753)	$25,629	$8,167
Earnings (loss) per share:
Basic	$0.13	$(0.11)	$0.98	$0.32
Diluted	$0.13	$(0.11)	$0.96	$0.31
Basic weighted average shares outstanding	26,309,199	25,821,965	26,078,375	25,639,714
Diluted weighted average shares outstanding	26,899,828	25,821,965	26,783,328	26,375,278

Reconciliation of GAAP measures to pro forma, non-GAAP measures:

Results of operations for the 13 and 39 weeks ended October 30, 2004 include merger integration costs. In order to present comparable results year over year, the following table provides a reconciliation of GAAP basis net income to pro forma net income excluding these costs, and including income tax expense at effective tax rates.

Income (loss) before income taxes as reported	$(4,506)		$13,395
Integration costs	4,774		21,750
Pro forma income before income taxes	268		35,145
Income tax expense at effective tax rates	(105)		(13,707)
Pro forma net income	$163		$21,438
Pro forma earnings per share:
Basic	$0.01		$0.84
Diluted	$0.01		$0.81
Basic weighted average shares outstanding	25,821,965		25,639,714
Diluted weighted average shares outstanding	26,301,365	(1)	26,375,278

(1)   Includes the dilutive effect of stock options and restricted stock, totaling 479,400 shares. The dilutive effect was not included to calculate the loss per share under GAAP, because to do so would be anti-dilutive.

The Sports Authority, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	October 29, 2005	January 29, 2005	October 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$28,263	$24,838	$24,340
Merchandise inventories	803,506	728,853	855,826
Other current assets	135,014	128,969	162,225
Total current assets	966,783	882,660	1,042,391
Property and equipment, net	300,065	256,312	253,805
Other long-term assets	285,908	312,209	291,061
Total assets	$1,552,756	$1,451,181	$1,587,257

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$337,926	$339,492	$385,990
Other current liabilities	175,627	187,650	176,353
Total current liabilities	513,553	527,142	562,343
Long-term debt	378,239	305,383	448,458
Other long-term liabilities	136,732	133,647	118,506
Total liabilities	1,028,524	966,172	1,129,307
Total stockholders’ equity	524,232	485,009	457,950
Total liabilities and stockholders’ equity	$1,552,756	$1,451,181	$1,587,257